Exhibit 2

To whom it may concern
December 20, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Redemption of Short-Term Bonds (Commercial Paper)
     NIS GROUP CO., LTD. hereby announces that it has redeemed today all short-term bonds (commercial paper) outstanding.